Exhibit 99.1

KUSTOM ENTERTAINMENT ACQUIRES PRESTIGIOUS COUNTRY STAMPEDE MUSIC FESTIVAL

Growing entertainment company adds historic and impactful festival, as it gains momentum leading into 2024 festival season

KANSAS CITY, March 5, 2024 – Digital Ally, Inc. (NASDAQ: DGLY) – Kustom Entertainment, Inc. (“Kustom Entertainment”), a premier live event marketing and concert production company and current subsidiary of Digital Ally Inc. (“Digital Ally”) (Nasdaq: DGLY), is thrilled to announce the recent acquisition of the renowned Country Stampede Music Festival. This strategic move marks a significant milestone for Kustom Entertainment, solidifying its presence and influence in the entertainment industry.

Established in 1996, the Country Stampede Music Festival is an annual three-day outdoor music and camping extravaganza that has become a cherished tradition, attracting country music enthusiasts from far and wide. The festival, nationally recognized as one of the largest music festivals in the Midwest, has hosted some of the biggest names in country music, including Taylor Swift, Chris Stapleton, Kenny Chesney, Faith Hill, Miranda Lambert, Reba McEntire, Tim McGraw, Jason Aldean, Luke Bryan, LeAnn Rimes, and many more.

Country Stampede won the coveted Governor’s Outstanding Tourism Event award in the State of Kansas and has been honored with numerous other awards over the years. Television shows such as the CMT Top 20 Countdown, Ellen, and The Outdoor Channel have filmed and broadcast live from the Country Stampede Music Festival.

Expressing his excitement about the acquisition, Stan Ross, CEO of Kustom Entertainment, stated, “We are honored to carry on the tradition of Country Stampede Music Festival. This acquisition is more than a business venture; it is a celebration of the rich history and culture of country music. We are committed to preserving the festival’s legacy while introducing new elements that will captivate music fans for years to come.”

Kustom Entertainment plans to build upon this festival’s legacy and broaden the presence of Country Stampede in further states in the years to come. Kustom Entertainment promises a seamless transition for both fans and partners, and an unforgettable experience for all attendees. The festival features a 2024 lineup that includes Chris Janson, Riley Green, Jon Pardi, among other artists, and runs this summer from June 27th to 29th at Azura Amphitheatre in Bonner Springs, Kansas.

Get your tickets at www.countrystampede.com

About Kustom Entertainment, Inc.

Kustom Entertainment, Inc., a wholly owned subsidiary of Digital Ally, provides oversight to currently wholly owned subsidiaries TicketSmarter, Inc. (“Ticket Smarter”), Kustom 440, Inc. (“Kustom 440”), and BirdVu Jets, Inc. (“BirdVu Jets”). Kustom Entertainment is focused on live event and concert production, to accompany TicketSmarter’s primary and secondary ticketing options.

TicketSmarter offers tickets to more than 125,000 live events ranging from concerts to sports and theatre shows. TicketSmarter is the official ticket resale partner of 35+ collegiate conferences, 300+ universities, and hundreds of events and venues nationally. TicketSmarter is a primary and secondary ticketing solution for events and high-profile venues across North America. For more information, visit www.Ticketsmarter.com.

Established in late 2022, Kustom 440 is an entertainment division of Kustom Entertainment, Inc., whose mission it is to attract, manage and promote concerts, sports and private events. Kustom 440 is unique in that it brings a primary and secondary ticketing platform, in addition to its well-established relationships with artists, venues, and municipalities. For more information, visit www.Kustom440.com.

For more information, contact:

Stanton E. Ross, CEO

Info@kustoment.com

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1955. These forward-looking statements include, without limitation, the products offered by Kustom Entertainment and the markets in which it operates, and Kustom Entertainment’s projected future results. Words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Kustom Entertainment’s control and are difficult to predict. Factors that may cause actual future events to differ materially from the expected results, include, but are not limited to: (i) the risk of downturns and the possibility of rapid change in the highly competitive industry in which Kustom Entertainment operates, (ii) the risk that demand for Kustom Entertainment’s services may be decreased due to a decrease in the number of large-scale sporting events, concerts and theater shows, (iii) the risk that any adverse changes in Kustom Entertainment’s relationships with buyer, sellers and distribution partners may adversely affect the business, financial condition and results of operations, (iv) the risk that Changes in Internet search engine algorithms and dynamics, or search engine disintermediation, or changes in marketplace rules could have a negative impact on traffic for Kustom Entertainment’s sites and ultimately, its business and results of operations; (vi) the risk that any decrease in the willingness of artists, teams and promoters to continue to support the secondary ticket market may result in decreased demand for Kustom Entertainment’s services; (vii) the risk that Kustom Entertainment is not able to maintain and enhance its brand and reputation in its marketplace, adversely affecting Kustom Entertainment’s business, financial condition and results of operations, (viii) the risk of the occurrence of extraordinary events, such as terrorist attacks, disease epidemics or pandemics, severe weather events and natural disasters, (ix) the risk that because Kustom Entertainment’s operations are seasonal and its results of operations vary from quarter to quarter and year over year, its financial performance in certain financial quarters or years may not be indicative of, or comparable to, Kustom Entertainment’s financial performance in subsequent financial quarters or years; (x) the risk that periods of rapid growth and expansion could place a significant strain on Kustom Entertainment’s resources, including its employee base, which could negatively impact Kustom Entertainment’s operating results; (xi) the risk that Kustom Entertainment may never achieve or sustain profitability; (xii) the risk that Kustom Entertainment may need to raise additional capital to execute its business plan, which many not be available on acceptable terms or at all; (xiii) the risk that third-parties suppliers and manufacturers are not able to fully and timely meet their obligations and (xiv) the risk that Kustom Entertainment is unable to secure or protect its intellectual property. The foregoing list of factors is not exhaustive. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Kustom Entertainment assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.